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    FOR IMMEDIATE RELEASE                        January 26, 1998


GARY L. TOOKER, BOARD CHAIRMAN OF MOTOROLA,

ELECTED TO ARCO BOARD OF DIRECTORS


     LOS ANGELES -- Gary L. Tooker, Chairman of the Board of

Directors of Motorola, Inc., has been elected to the ARCO

Board of Directors, it was announced today by ARCO Chairman

and Chief Executive Officer Mike R. Bowlin.

     ARCO is a Los Angeles-based energy company with worldwide

oil, gas and chemical operations.  Motorola, Inc., headquartered in Schaumburg, Ill., is one of the world's leading manufacturers of electronics equipment.

     "Gary is an outstanding businessman with a firm grasp of

the international marketplace," said Bowlin.  "As chairman of one of America's most successful companies, he will be a great addition to our Board."

     Tooker, 58, joined Motorola in 1962 and held ascending

marketing and operations assignments within the semiconductor business.  Since 1988, he has served Motorola as Chief

Operating Officer (1988 to 1990),  President (1990-1993),

and Vice Chairman and Chief Executive Officer (1993-1996).

Tooker was elected Chairman of the Board of Motorola on

January 1, 1997.

     Tooker is a member of the Board of Directors of

Eaton Corporation and is active in a number of business,

civic, educational and youth-oriented  organizations.  His

business associations include serving as Chairman of the

Pacific Basin Economic Council and past

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Chairman of the American Electronics Association and

Semiconductor Industry Association.

     In addition, Tooker is a member of the National

Academy of Engineering and the Executive Committee of the

Council on Competitiveness.  He serves as Chairman of the

Board of Junior Achievement of Chicago, is a director of

Catalyst, and a member of the Board of Trustees of Morehouse

College and the Arizona State University Foundation.

     Tooker is a graduate of Arizona State University with

a bachelor's degree in Electrical Engineering.  He did post-

graduate studies in Business Administration.  In 1996, ASU

awarded him an honorary Doctor of Humane Letters degree.

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